Exhibit 99.2
OPENTV CORP. Q4 2005 Investor Conference Call
Transcript of Prepared Remarks
March 14, 2006
2:00 p.m. PST
Operator:
Good day, ladies and gentlemen and welcome to the fourth quarter 2005 OpenTV Corp. earnings conference call. My name is Maria and I will be your coordinator for today. [OPERATOR INSTRUCTIONS] At this time, I would now turn the presentation over to Mr. Scott Wornow, Senior Vice President and General Counsel. Please proceed sir.
Scott Wornow – OpenTV Corp. – SVP and General Counsel
Thank you operator. Good afternoon and welcome to OpenTV’s fourth quarter and year end 2005 financial results call. I would like to remind you that during this call, members of OpenTV’s management, in addition to discussing the actual results of this past quarter and year, will be making some forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements. For example, our ability to expand our markets, to extend our product offerings into new markets such as IPTV, to launch our products in more complex networks or to maintain positive momentum are forward-looking statements. For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K and the other documents and reports that we file from time to time with the Securities and Exchange Commission. Those documents and reports can be viewed on our website or on the SEC’s website. We undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events, or otherwise.
In addition, during this call we will also refer to certain non-GAAP financial measures, such as adjusted EBITDA and contribution margins from our segments, that management believes are helpful in understanding our business and performance. We’ve included a reconciliation of those measures to GAAP measures in our earnings release, which was issued earlier today. That information is also made available on the Investor Relations page of our website. We’ll also make available a web cast replay of this conference call on our web site.
And with that, I’ll turn the call over to Jim Chiddix, Chairman and Chief Executive Officer of OpenTV.
Jim Chiddix – OpenTV Corp. – Chairman and CEO:
Thank you Scott, and welcome everyone to our fourth quarter and year end 2005 earnings call. Also joining me today is Shum Mukherjee, Executive Vice President and CFO.
Our fourth quarter included some very significant milestones for OpenTV, including our first ever quarter of positive adjusted EBITDA before unusual items and, in fact, positive net income for the quarter on a GAAP basis. This past year also marked our first full year of positive operating cash flow on a GAAP basis.
Shum will review these financial results and then I’ll provide some comments on them and on our strategic direction. After that, we’ll open up the call to questions. Shum?
Shum Mukherjee – OpenTV Corp. – EVP and CFO:
Thank you, Jim. I will review our financial results on both a quarterly and annual basis.
Before starting, I would like to note that we have revised the revenue presentation in our financial statements. We are now showing two revenue line items — royalties and licenses, and services and others — rather than four. We think this presentation is more consistent with other companies in the software space and also allows us to allocate costs against these items with greater clarity in our presentation. Our 10-K filing will include historical financials going back three years, which will reflect these re-classifications.
Full year. Turning to our full year results, revenues increased by 12%, to $86.4 million, above our guidance of full year revenue growth of at least 10%. We recognized approximately $55.1 million in royalties and license revenues and $31.3 million in services and other revenues. Royalties and license revenues increased 13% to $55.1 million for the year, with most of that increase coming from our Americas region. While we realized higher box shipments in Europe, volume discounts that we provided to Sky Italia slightly reduced our overall revenues from that region by approximately $0.9 million.
Services and other revenues increased by 11%, to $31.3 million for the year. Most of that increase resulted from increases in net betting and gambling service fees and from revenues that we started to realize towards the end of the third quarter from our CAMS acquisition.
Deferred revenues at the end of Q4 2005 were $23.6 million, $6.5 million above the balance at the end of the fourth quarter of 2004. As we’ve discussed before, deferred revenues include items billed to customers, but which are not yet recognizable as revenues under GAAP accounting. Although 2005 revenues under GAAP were $86.4 million, total billings to customers were $92.9 million, 17% above customer billings of $79.3 million in 2004.
Turning now to profitability, as Scott discussed, we use a non-GAAP measure called contribution margin as one measure of our ongoing progress. We have provided a reconciliation of this non-GAAP measure to the GAAP measure of net loss in our earnings release and our 10-K.
Total contribution margin for the full year was $19.6 million. This represents an increase of 31% over 2004’s full year contribution margin of $15 million. These increases were primarily driven by improved contribution margins in our Middleware segment. As a percentage of revenues, contribution margin in our middleware business was 42% in both 2005 and 2004.
Total operating expenses for the year were $99.3 million, down from $101.8 million in the prior year. Cost of revenues decreased as a percentage of revenues, from 51% to 39%. This confirms the leverage and higher operating margins available in our business. In addition, while we continued to invest in the business in 2005, sales and marketing and G&A declined by over $5.5 million on a combined basis, or a reduction of nearly 11% as a percentage of revenues. We believe this points to the greater financial discipline with which we are managing the business. For 2005, we reduced our net loss to $8.5 million, compared to a net loss of $21.9 million in 2004.
Cash generated from operations was $2.4 million in 2005, an $18.6-million dollar swing from the $16.2 million of cash used in operating activities in 2004. This swing was attributable principally to increased revenues, decreased operating expenses and better management in working capital. This is the first time that we have recorded positive operating cash flow for a full year.
We ended the year with $64.5 million of cash, cash equivalents and marketable securities, compared to $63 million at the end of 2004. This increase in cash portfolio reflects the improvement in cash flow that I just addressed, as well as the cash payment we received from the sale of an investment in a privately-held company.
At year end 2005 we had 433 full-time employees, compared to 443 at the end of September 2005.
Turning now to our fourth quarter results, our revenues were 23.2 million, down slightly compared to revenues of $24.1 million in the fourth quarter of 2004, which had benefited from a late EchoStar royalty report. If we adjust for that timing issue, which would have placed those Q4 2004 revenues in the third quarter of last year, revenues would have been $22.5 million in Q4 of 2004. And, correspondingly, revenue growth would have been an increase of around 3% quarter-over-quarter.
Contribution margin for the fourth quarter of 2005 was $5.6 million. This represents an increase of 12% over fourth quarter 2004’s contribution margin of $5 million. We also reported net income of $2.9 million, or $0.02 per share, in the fourth quarter. That amount resulted primarily from our EBITDA improvement and from the sale of a long-held investment in a private company, which generated $3.1 million in other income.

Our business results are reported on the basis of three segments — Middleware and Integrated Technologies, Applications and BettingCorp. While those segments cross revenue and cost line items, we report them as separate segments because we look at them internally when assessing our business performance.
Revenues in our Middleware segment were $17.6 million for the fourth quarter and $68.3 million for the year, an increase of 8% for the year.
Our Applications segment includes our traffic and billing products, interactive advertising, NASCAR, PlayJam and other applications. Revenues in this segment were $14.1 million for the year, compared to $12.1 million in 2004. That 17% increase resulted primarily from revenues related to CAMS and from other applications. Application segment results include the first full quarter of contribution from CAMS, which we acquired in September of 2005. We also continued to drive down costs in this segment, contribution margins improved by $2.4 million in the segment.
Lastly, revenues for our BettingCorp segment increased $900,000 in the fourth quarter of 2005 and to $4 million for full year 2005. Increased bandwidth costs from this higher usage, however, affected our margins.
Turning to 2006, we continue to review our various business segments and initiatives. This is still a developing business in many respects and there are many internal and external factors that affect our business quarter-to-quarter and year-over-year. And because we continue to focus on growing our market presence, we constantly review our resource allocations and use of capital, which may cause us to make changes to our business through the course the year.
So with that in mind, we would like to share the following outlook with you. Without significant business changes, we currently expect full year 2006 revenues to increase by around 15% to 20% compared to full year 2005. Middleware will continue to be a driver of our growth in 2006 and beyond. Middleware continues to represent the majority of our revenues, accounting for around 80% of our total revenues in 2005, and contribution margins will continue to be healthy in this segment.
With ongoing investments in our other segments and with our current levels of corporate overhead, there are still opportunities for us to leverage the EBITDA margins from the middleware segment more effectively for the overall corporate bottom line if we choose to do that. Based on our current model, we will expect to report modest positive adjusted EBITDA before unusual items for the full year 2006, although there might be some variability to that on a quarter-to-quarter basis.
In summary, we had a solid quarter and a very good year overall, achieving significant financial milestones. Revenues were ahead of expectations and we delivered our first profitable quarter. We are pleased with the overall financial direction the company is moving. We think the strength of our businesses, financially and operationally, gives us a strong platform moving into 2006.
I would also like to mention that we are working with our independent auditors to complete our annual report on Form 10-K for the period ended December 31, 2005, which will include the financial information presented in this release. As of today, the company continues to evaluate its internal control over for financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, and continues to assess the nature of deficiencies identified.
Based on the status of that evaluation and discussions with our independent auditors, the company cannot be certain that it will be able to file its Form 10-K on Thursday March 16th, the filing date for accelerated filers. As a result, we anticipate that we may file an extension notification with the SEC in accordance with Rule 12b-25, which will extend the filing deadline for the Form 10-K until March 31st. The company does not believe that the results of this evaluation will have any material effect on the financial information presented in this release.
I would now like to turn the call over to Jim who will provide an update on our operational progress and provide more color on the opportunities we see ahead. Jim?

Jim Chiddix – OpenTV Corp. – Chairman and CEO:
Thank you, Shum. OpenTV made terrific strides, both operationally and financially, in 2005. We achieved operating profitability for the first time, and in the fourth quarter delivered positive net income on a GAAP basis. We also delivered strong cash flow, as we recorded nearly $2.4 million in cash generated from operating activities over the course of the year, compared with $16.2 million of cash used in operating activities in 2004, an $18.6 million swing. These achievements mark a significant turning point for OpenTV and serve as an indicator of the generally-favorable momentum for our core business and the financial discipline that we continue to bring to bear on the company.
In addition to the financial performance we are carrying into the new year, we are also positioned to ride positive industry momentum. Look no further than the trends we witnessed in 2005. For example, worldwide subscribers to digital pay TV services increased by nearly 17 million year-over-year in the third quarter of 2005, compared to 14.4 million year-over-year in the third quarter of 2004, quite an impressive net gain. Then, looking at Europe, we see that PVR penetration is still only at 3%, which offers us an enormous opportunity in a market in which we’re very strongly positioned.
Projections for 2006 and beyond are also encouraging. According to Kagan Media, digital television households are expected to more than double, growing from 155 million today to 307 million by 2009.
We continue to make progress internationally. Our portfolio of international customers now stands at approximately three dozen network operators in just under 100 countries. To this point, as most of you know, in early January we announced an important strategic deal with India’s Essel Group, which manages the ZeeTV network, among other things.
This partnership was significant for us on many levels. Let me elaborate. First and foremost, this deal provides us with a foothold in the second most populated country on the planet, with a partner that is aggressively rolling out digital television. India has a large and growing middle class and their appetite for digital television is growing at a rapid clip. The Essel Group also has a significant head start over its competitors in digital satellite television and we are enabling them to move fast and to keep hardware costs down.
In addition, this deal highlights that the developing world is a real opportunity for us. We believe that this deal will provide us with additional opportunities to expand our reach in India as well as the rest of the Indian subcontinent, including Pakistan, Bangladesh, Nepal and even, perhaps, to the Indian and Pakistani populations in the Middle East and East Africa. This was also our first subscription-based deal, an approach that we are seeking to apply in future deals, especially in emerging pay-television markets that are growing rapidly from a small base.
So in this license, we were able to align ourselves more closely with the customer and obtain a fixed monthly fee for each subscriber that the operator adds. And that fee is payable for the life of the box, which gives us more of a recurring revenue stream.
So far, I couldn’t be more pleased with the opportunity we see unfolding in India. I recently visited with the management of Essel Group’s DISH TV operation and learned more about what they intend to do there and it was very impressive. They’re a fast-moving, innovative and poised to capture a significant portion of the Indian market.
In addition, Essel’s City Cable Group has 6.5 million analog subscribers today and they see a path ahead for digital in their cable television business using our middleware as well. Wherever I went in India, I saw DISH TV satellite dishes on roof tops. The sheer size of this market and the entrepreneurial way DISH TV approaches it puts both our companies in an enviable position.
Also on the international front, you may have read recently about JCOM in Japan and their new launch of news, sports, and weather interactivity. It’s worth noting that this interactivity rides on the majority of set-top boxes deployed on HTML technology provided by OpenTV. Something we’ve not discussed in awhile is the browser technology that came with our acquisition of Spyglass. These products continue to generate revenues for us, and the potential for more revenues continues to grow.

In the case of Japan, this solution is used in millions of digital televisions, from Panasonic and other manufacturers, to provide a wide range of services to the Japanese domestic market. Our HTML solutions have also been sold in Europe in conjunction with our middleware product to customers such as UPC in the Netherlands and Euskaltel in Spain.
Our stand-alone HTML product has been used in wider markets as well. For example, here in the U.S., Xerox uses it to run the user interface for some of their copiers. This is not insignificant business for us. HTML has its limits, of course, and we hope that in the future, JCOM will move to our full middleware, which is more flexible and enables greater interactivity and speed to market. But the HTML-based solutions are a good first step into the more powerful interactivity that middleware brings.
I’m also pleased to report that the deployment with UPC in the Netherlands continues to go well. They will also be launching a high-definition box with Philips in anticipation of the upcoming World Cup in Germany. This box uses the latest OpenTV middleware as well.
Now I’d like to talk for a moment about the U.S. market. I understand that many of you who follow OpenTV view the signing the U.S. cable deal as critical for us, and, of course, we are pursuing this objective aggressively. From our viewpoint we agree that such a deal is an important indication of long-awaited growth in the U.S. cable middleware business, but we do not see the lack of a deal to date as a negative, or a negative indicator for our overall business. We continue to extend our leadership overseas, which remains a much larger market for our products and services.
Long-term I am confident in our ability to benefit as decisions get made in the U.S. At the same time, I’m delighted to be able to say that nobody has more international expertise and relationships than OpenTV. Of course, that still doesn’t answer your question as to when decisions will be made in the U.S.
It’s important to understand, first of all, that there is no middleware deployed in the U.S. cable market today. So this is not a story of opportunity lost. In addition, we continue to believe that the closing of Adelphia this summer will provide the market with a natural catalyst. The carve up of Adelphia is fueling the late stages of the industry’s evolution to large, metropolitan, and even statewide clusters, which, in turn, will require operators to more efficiently conform older multiple set-top box environments and launch new services more rapidly. OpenTV’s middleware is compatible with both Scientific Atlanta and Motorola boxes, so we are a natural partner in resolving this challenge.
From our vantage point, we think we are managing well the delicate nature of the sales cycle for middleware. RFP processes typically last a year or longer due to the nature of network software and the level of integration across the network. These are big platform and technology decisions that network operators have to make and they have to make them while looking forward to a rapidly growing and evolving market. Operators rarely, if ever, swap out this type of software once they buy it. As a result, these technology decisions often take quite a long time to make.
While in the short term that makes our lives harder, in the long-term, when a decision is made, we know that our relationship with the customer will last a long time. We continue to aggressively pursue the U.S. cable market for our middleware and we are confident we will achieve positive outcomes in these discussions.
Changing gears to our application business, this segment includes our games business and our advertising businesses. With a greater focus on opportunities in the advertising sector and our CAM Systems acquisition, we made significant progress in 2005. Many folks who have followed OpenTV or our predecessors for some time ask us about our SpotOn product and when it will be deployed. SpotOn is really one component of what we have built into an end-to-end advanced advertising solution. This process has unfolded following acquisitions of key technologies over the last several years. Perhaps the most important piece of this solution, from a market catalyst standpoint, is our traffic and billings system. Our acquisition of CAM Systems last year completed this piece of our offering and gave us an entree to key customers with a back-end solution that they need as they begin to think about insertion and delivery of targeted and advanced advertising.
Interestingly, unlike our middleware business, the majority of our application business is actually here in the U.S. For example, our traffic and billing systems now serve over 40% of the U.S. cable market and are in 15 of the top 25

U.S. television markets. We will be at NCTA next month showcasing our complete advanced advertising solution for system operators. We invite you to drop by our booth if you are in Atlanta.
I’d like to provide a quick update on the Liberate litigation. We continue to work with Double C Technologies and its principle partner, Comcast, in seeking a constructive way to resolve that litigation. Our settlement discussions are focused on a commercial transaction that leverages our traffic and billing and advanced advertising assets and provides us with a long-term relationship with Comcast in the advertising space. With regard to SpotOn, the complete advertising solution we are seeking with Comcast through the Liberate discussions plays directly into this opportunity. We continue to work towards SpotOn deployments with Comcast, but we are looking for a broader relationship as well. The process has taken much longer than we would like, but the issues are complicated. The economics in this sector are still being debated, and we will only strike a deal if it makes long-term commercial sense for the business and our shareholders. We will keep you posted on our progress.
In conclusion, we are very excited about the direction in which our company is headed. Crossing the threshold to positive adjusted EBITDA before unusual items was a major achievement and we have a portfolio of assets that will allow us to take advantage of the emerging opportunities in digital television, both internationally and domestically. We believe the biggest opportunities are ahead for us.
And as we look to capitalize on the positive dynamics in the market, we have a company that is in its best financial shape ever. We will continue to leverage the strong margins we have in the middleware business and invest in newer markets, like advanced advertising and participation TV. We think our technology advantages in each of these segments will inevitably lead to market advantages and we think we can leverage our institutional know-how in each of these areas better than anyone else. Doing that, while managing toward a profitable bottom line is what we intend to do in 2006. We look forward to updating you on our operating progress as we deliver against our plan in 2006.
With that, we will turn the call over to questions. Operator?